UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2008

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

1999 BROADWAY, STE. 3700, DENVER, CO (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (303) 825-3344

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 15, 2008, Berry Petroleum Company (“Company”) entered into a five-year amended and restated credit agreement (“Credit Agreement”) with Wells Fargo Bank, N.A as administrative agent and other lenders.  The secured revolving credit facility amends and restates the Company’s previous credit agreement dated as of April 28, 2006, as amended.

The Credit Agreement is a $1.5 billion revolving facility with an initial borrowing base of $1 billion.  The borrowing base under the previous agreement was $650 million.   Interest on amounts borrowed under this debt is charged at either LIBOR or the prime rate with margins on the various rate options based on the ratio of credit outstanding to the borrowing base.  Additionally, an annual commitment fee of .25% to .375% is charged on the unused portion of the credit facility.

The Credit Agreement has been utilized to fund the acquisition referred to in Item 2.01 as well as general corporate purposes.  Borrowings under the Credit Agreement are secured by various Company assets and the Credit Agreement and related documents contain customary covenants, including leverage ratio covenants and restrictions on the secured assets.  The full text of the Credit Agreement will be filed as an exhibit to the Company’s second quarter 2008 Form 10-Q and will provide a description of the terms, covenants, representations and warranties.

Additionally, the Company entered into a commitment letter with Société Générale, BNP Paribas, and BNP Paribas Securities Corp. (“Lenders”) to execute a $100,000,000 senior unsecured revolving credit facility.  The execution of definitive documentation of the unsecured credit facility is subject to completion of due diligence by the Lenders and is expected to occur no later than July 31, 2008.  The unsecured credit facility is expected to mature on December 31, 2008 and will have usual and customary conditions, representations and warranties.

Item 2.01  Completion of Acquisition or Disposition of Assets

On July 15, 2008, the Company closed on the previously announced acquisition of certain interests in natural gas producing properties on 4,500 net acres in Limestone and Harrison Counties of East Texas from the sellers set forth in the Company's Form 8-K filed June 11, 2008.  Proved reserve estimates associated with the properties, adjusted for additional interests purchased by the Company, are 335 billion cubic feet equivalent. The acquisition adds approximately 32 million cubic feet equivalent per day to the Company’s production from 100 producing wells. The adjusted purchase price is $653 million, including closing adjustments of $32 million based on the effective date of February 1, 2008.  The acquisition is initially financed by bank borrowings under the Credit Agreement.

Item 2.03  Creation of a Direct Financial Obligation

On July 15, 2008, the Company borrowed approximately $594 million under the Credit Agreement to pay the remaining consideration due under the acquisition described in Item 2.01. As of July 15, 2008, the Company had approximately $75 million available to be drawn under this facility, the proceeds of which may be used for general corporate purposes.

The information included under Item 1.01 of this Form 8-K relating to the Credit Agreement is incorporated by reference under this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: July 16, 2008